UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2025

EL POLLO LOCO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36556	20-3563182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3535 Harbor Blvd., Suite 100, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 599-5000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LOCO	The Nasdaq Stock Market LLC
Rights to Purchase Series A Preferred Stock, par value $0.01 per share		The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b- 2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Representatives of El Pollo Loco Holdings, Inc. (“El Pollo Loco” or the “Company”) received an unsolicited, non-binding indication of interest from Biglari Capital Corp. (together with its affiliates, “Biglari Capital”) to acquire all of the Company’s issued and outstanding shares of common stock that it does not already own.

Consistent with its fiduciary duties, the Company’s Board of Directors (the “Board”) is in the process of carefully evaluating the proposal in consultation with its independent financial and legal advisors to determine the course of action it believes is in the best interests of the Company and its stockholders. In connection with the Board’s evaluation of the proposal, on April 6, 2025, the Company and Biglari Capital entered into a confidentiality agreement that contains a customary standstill.

The Board has not set a timetable for, nor has it made any decisions related to, any further actions with respect to Biglari Capital’s indication of interest at this time. The Company does not intend to provide further comment on Biglari Capital’s indication of interest or on a potential transaction with Biglari Capital or any other party unless and until it determines that additional disclosure is appropriate or necessary. There is no assurance that the indication of interest will result in a formal offer or any transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Pollo Loco Holdings, Inc.
(Registrant)

Date: April 7, 2025

/s/ Ira Fils
Ira Fils
Chief Financial Officer